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FOR IMMEDIATE RELEASE

TURNAROUND SPECIALIST ENGAGED FULL TIME TO GROW QUALSTAR INVESTMENT

Qualstar Board Urges Shareholders to Allow the New Management Team to Complete the Turnaround and Not Break Up Qualstar

SIMI VALLEY, CA--(PRNewswire -06/12/12)- Qualstar® Corporation's (Nasdaq: QBAK) Board of Directors is pleased to announce that Larry Firestone, a 30-year veteran of restructuring, turning around and growing companies post turnaround is now fully engaged as Qualstar’s CEO, effective June 1, 2012.  The Qualstar Board, together with Mr. Firestone, is committed to driving long term value of the Company for the benefit of all Qualstar investors.  As a result, Mr. Firestone and the management team are setting a new strategy that will enable the Company to return to sustainable and growing profitability.

The Board was unanimous in its choice of Mr. Firestone given his extremely relevant industry experience, and most importantly, his impressive success rate in turning around companies in situations similar to Qualstar.  Among Mr. Firestone’s notable achievements in this arena are:

•	As the CFO of Xiotech, a private performance storage company, Larry held a lead role to turn this venture backed company profitable within one year after several years of losses.

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Grew Advanced Energy Industries from a market capitalization of $500 million to over $1.1 billion in two years, reduced operating expenses by over $19 million annually, and installed a tax strategy that allowed Advanced Energy to reduce its cash taxes by over $10 million.  This allowed a $50 million share buyback using earnings.  Once turned around, Advanced Energy implemented a successful acquisition strategy in the solar inverter market.

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As a key member of the leadership team, took Applied Films Corp. from $25 million in revenues, losing money, with an $11 million (approximately $3.00 per share) market cap to $240 million in revenues in just 7 years and subsequently sold for $460 million (just under $30.00 per share).  This growth included 3 major acquisitions with successful integrations.

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In under two years, successfully turned Woolson Spice & Coffee, d/b/a Lion Coffee into a profitable and growing business after years of bleeding cash and losing money.  Today Lion Coffee is the #1 brand of gourmet roasted coffee in Hawaii.

THE PLAN TO STRENGTHEN QUALSTAR IS UNDERWAY

Mr. Firestone and the Qualstar management team have developed a plan to increase sales and return Qualstar to profitability.  The major components of this plan include the following:

•	Installing global sales leadership and strengthening our sales force

•	Expanding channel partner and strategic relationships

•	Targeted marketing and promotional efforts, including increased trade show presence, joint selling, and private labeling

•	Enhancement of our recurring revenue stream from the growing tape library installed base

•	Geographic diversification and expansion of target markets

•	Product related initiatives

o	Acquire complementary product lines – broaden market coverage

o	OEM complementary products to offer a complete storage solution

o	Introduced new mid-tier rack mount tape library products to compete successfully in this market

•	Restructure the organization for greater efficiency

•	Centralize corporate engineering function

•	Establish formal organic growth and profitability strategies

•	Margin improvement and business rationalization where appropriate

•	Evaluate strategic value added opportunities, including accretive acquisitions

•	Product development and product line extension

The board believes that executing these strategies will enhance long term shareholder value and prove the value of the Qualstar franchise is best realized with the company intact.

BKF Capital Group, Inc. and Steven N. Bronson, its controlling shareholder, are attempting to disrupt this plan and are requesting shareholder support in their unwarranted and untimely efforts to take over the company.  BKF has requested this special meeting to remove all of the current members of Qualstar’s Board, including Mr. Firestone, in favor of Bronson himself and his four hand-picked nominees – an incredibly draconian measure and one sure to cause considerable instability during this crucial turn around time. Qualstar shareholders have an opportunity to support the Company’s new initiatives – and protect the value of their investment – by rejecting BKF’s threat to take control of the company.  The board urges all shareholders to discard any GOLD proxy card they may have received from BKF and Steven Bronson.

THE BOARD IS TAKING THE RIGHT STEPS TO BENEFIT ALL SHAREHOLDERS

Every vote is extremely important.  Shareholders are urged to vote the WHITE proxy card AGAINST BKF’s proposal to remove Larry Firestone and the other directors and to replace them with Bronson’s nominees, and NOT to sign or return any Gold proxy card that they may receive from Bronson and BKF. Even if you have previously voted on the gold proxy card supplied by BKF, you can still change your vote to support your Board.  Only the latest-dated proxy counts.

If  shareholders have any questions or need assistance voting their shares, please contact Mackenzie Partners, Inc., our proxy solicitor, toll free at (800) 322-2885 or (212) 929-5500 (call collect) or at proxy@mackenziepartners.com.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company's products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com.

Source: Qualstar Corporation

Contact:

Mark Harnett / Paul Schulman

MacKenzie Partners, Inc.

212 929 5500